Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 33-65251, 333-16989, 333-63912, 333-101680, 333-130078, 333-130079, and 333-138891 on Form S-8 of our reports dated August 28, 2009 relating to the consolidated financial statements of Jack Henry & Associates, Inc. (which reports express an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for income taxes) and the effectiveness of Jack Henry & Associates, Inc. internal control over financial reporting appearing in the Annual Report on Form 10-K of Jack Henry & Associates, Inc. for the year ended June 30, 2009.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

August 28, 2009